Exhibit 10.33

Adoption

of Amendments to

Restricted Stock Units

Under the Coty Inc. Executive Ownership Plan

(applicable to awards outstanding on September 14, 2010)

RECITALS:

A.	The Coty Inc. Executive Ownership Plan (the “Plan”) grants authority to the Board of Directors (the “Board”) of Coty Inc. (the “Company”) to amend by unilateral action, prospectively or retroactively, awards previously granted under the Plan, consistent with the latest version of the Plan as in effect from time to time.
B.	At its September 14, 2010 meeting (the “September 14, 2010 Meeting”), the Board amended and restated the Plan, effective September 14, 2010 (the Plan as so amended and restated, the “Restated Plan”), in order to reflect equity plan design changes presented to the Board (the “Equity Plan Recommendations”), including, among other things, giving Participants the option to receive and hold shares of Company Stock upon the settlement of awards granted thereunder. Under the Restated Plan, restricted stock units (“Units”) purchased under the Plan and outstanding on September 14, 2010 (the “Outstanding Awards”) continue to be governed by the Plan as in effect prior to such amendment and restatement, except to the extent the Outstanding Awards are amended to provide otherwise.
C.	At the September 14, 2010 Meeting the Board delegated authority to the undersigned, as an officer of the Company, to amend Outstanding Awards in such manner as he determines to be appropriate to reflect the Equity Plan Recommendations that pertain to Outstanding Awards.
D.	The undersigned officer has determined that the form of amendment attached hereto as Exhibit A is appropriate to implement such actions of the Board.

NOW THEREFORE by this instrument the Company hereby amends and restates each of the Outstanding Awards in the manner set forth in Exhibit A hereto.

COTY INC.

By: /s/ Jules Kaufman

Name: Jules Kaufman

Title: SVP, General Counsel & Secretary

Date: April 8, 2013

Exhibit A

Amendment

To

Restricted Stock Unit Terms

(applicable to Restricted Stock Units outstanding on September 14, 2010)

This Amendment to the terms of the award (the “Award”) granting the Participant restricted stock units (the “Units”) under the Coty Inc. Executive Ownership Plan (the “Plan”) is effective September 14, 2010.

1.	Applicability of Restated Plan. The Award shall be subject to the terms of the Plan as amended and restated effective September 14, 2010 (the “Restated Plan”), exclusive of those terms applicable specifically to “Restricted Stock” but inclusive of those terms applicable to “Shares” and “Owned Shares,” as all such terms are defined in the Restated Plan. Except as otherwise provided in this Amendment, the Restated Plan terms to which the Award is subject pursuant to the preceding sentence shall supersede any conflicting provisions of the original notice of award (the “Notice”) and of the Plan as in effect prior to September 14, 2010. Capitalized terms not defined in this Amendment shall have the meanings given such terms in the Notice and in the Restated Plan.
2.	Restriction Period. The Restriction Period for the Units is the period commencing on the Grant Date and ending on the earliest of the following dates:
(a)	the fifth anniversary of the Grant Date;
(b)	the date the Participant’s Service terminates by reason of the Participant’s Retirement, death, Disability, termination by the Company or employing Affiliate without Cause, or resignation for Good Reason; or
(c)	the date of a Change in Control.
3.	Settlement of Units.
(a)	In General. Except as otherwise provided in this Section 3, within fifteen (15) days after the end of the Restriction Period the Company shall pay the Participant for each Unit the sum of (i) the Fair Market Value of one Share as of the Valuation Date immediately preceding or coinciding with the last day of the Restriction Period and (ii) the amount of dividends and other cash distributions paid with respect to a Share during the five-year period beginning on the Grant Date. If the Participant is still employed, the Participant may elect, in such manner and at such time as the Committee shall determine, for the settlement of his or her Units at the end of the Restriction Period to be made in Shares in lieu of cash. In the absence of such election, payment shall be made in cash.
(b)	Termination for Cause or Resignation Without Good Reason. If before the end of the Restriction Period the Participant’s Service terminates by reason of the Participant’s termination for Cause or resignation without Good Reason, then within fifteen (15) days after such termination the Company shall pay the Participant for each Unit in cash the lesser of (i) the Fair Market Value of one Share as of the Valuation Date immediately preceding or coinciding with the date of termination, or (ii) the Base Price. For purposes of this Agreement, a “resignation without Good Reason” does not include a Retirement.